PRESS RELEASE

Innospec REPORTS FOURTH QUARTER AND 2006 FINANCIAL RESULTS

Fourth Quarter Loss of $(0.06) Per Diluted Share vs. Loss of $(0.61) A Year Ago

Fourth Quarter EBITDA $19.5 million vs. $13.2 million A Year Ago

Newark, Del. - February 7, 2007 - Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the fourth quarter and year ended December 31, 2006.

For the fourth quarter, the Company reported a net loss of $(0.7) million, or $(0.06) per diluted share, compared with a net loss of $(7.4) million, or $(0.61) per diluted share, in the corresponding period last year. Included in the results are goodwill impairment and a small restructuring charge, which reduced net income by $8.0 million, or $0.67 per share, in the fourth quarter of 2006. A year ago, goodwill impairment and restructuring charges reduced net income by $14.8 million, or $1.20 per share. EBITDA (earnings before interest, taxes, depreciation, amortization and impairment) for the quarter was $19.5 million, a 48% increase from EBITDA of $13.2 million in the corresponding period last year. EBITDA is a non-GAAP financial measure that is defined and reconciled with GAAP results in the notes and schedules below.

Total revenues for the quarter were $144.7 million, a 0.3% increase from $144.2 million a year ago. This increase was achieved despite the continuing decline in the Company's legacy Octane Additives segment. Combined revenues in the Fuel Specialties and Performance Chemicals segments rose 24% from a year ago and accounted for 86% of total revenues for the quarter.

"Our ongoing growth businesses, Fuel Specialties and Performance Chemicals, closed out 2006 on a strong note, with a 69% increase in their combined operating income for the fourth quarter," said Paul Jennings, President and Chief Executive Officer.

For the full year, net income was $11.4 million, or $0.90 per diluted share, compared with a net loss of $(123.7) million or $(10.00) per diluted share, a year ago. EBITDA for 2006 was $101.6 million, more than double EBITDA of $49.9 million for 2005.

In the Fuel Specialties segment, operating income for the fourth quarter was $8.6 million, a 39% increase from $6.2 million a year ago. The segment's net sales were $94.1 million, up 29% from last year's fourth quarter. By region, sales increased 21% in the Americas, 28% in the Asia-Pacific region, and 35% in Europe, the Middle East and Africa. Approximately half of the sales increase in the EMEA region was attributable to a one-time contract that is not expected to recur in 2007. For the full year, sales and operating income in Fuel Specialties were up 21% and 74%, respectively.

"Our Fuel Specialties business, which now accounts for a substantial majority of Innospec's sales and profits, had an exceptionally strong year in 2006," Mr. Jennings noted. "In the U.S., as the market leader in diesel fuel additives, we were very well-positioned to capitalize on the government's tightening of regulations in the diesel sector. Moreover, Fuel Specialties turned in strong performances in a wide variety of markets around the world, leveraging its technical expertise and service-oriented marketing capabilities to win new business. In Asia, for example, we negotiated a significant expansion of our partnership with Petron Corporation, the Philippines' leading oil company, during the fourth quarter."

In Performance Chemicals, operating income for the quarter was $1.7 million, compared with a $(0.1) million operating loss a year ago. The segment's net sales of $30.3 million were up 10%. The gross margin improved to 19.1% from 13.4% a year ago, largely due to improved manufacturing efficiency and price increases at Aroma Fine Chemicals. For the full year, the segment's sales rose 10%, and operating income improved significantly from near-breakeven levels in 2005.

As expected, the Octane Additives segment again reported substantial declines in sales and operating income, due to the loss of a large customer in 2005. Sales for the quarter were $20.3 million, down 54% from a year ago, and operating income of $5.9 million was down 60%. For the full year, the segment's sales and operating income declined 49% and 50%, respectively.

Corporate costs for the quarter were $6.2 million, compared with $5.1 million a year ago. The results also included a non-cash goodwill impairment charge of $7.3 million in Octane Additives, compared with $10.3 million in last year's fourth quarter. Restructuring charges in the quarter totaled $1.1 million, down from $6.2 million a year ago. In addition, the results include $3.7 million in other income, primarily due to foreign exchange gains, compared with $3.1 million in other expense a year ago.

Innospec's balance sheet remained strong at year-end, with cash totaling $101.9 million, up from $73.2 million at the end of 2005. Operating cash flow for the year totaled $36.4 million. Total debt as of December 31, 2006 was $148.1 million, and net debt was $46.2 million, compared with stockholders' equity of $225.0 million. Stockholders' equity was reduced by $97.0 million as a result of the Company's adoption on December 31, 2006 of FAS 158, which changes the accounting for pension plan assets. The changes have no impact on Innospec's cash position, cash flows, borrowing capacity under its credit facilities or ability to pay future dividends.

The Company repurchased an additional 25,000 shares of Innospec common stock during the fourth quarter, bringing total stock repurchases for the year to approximately 625,000 shares.

Innospec also disclosed today its initial expectations for the Company's three business lines for 2007:

  In Fuel Specialties, sales growth of 8% to 12%, with a gross margin of 32% to 36%;
  In Performance Chemicals, sales growth of 10% to 14%, with a gross margin of 18% to 22%;
  In Octane Additives, a sales decline of 15% to 25%, with a gross margin of 39% to 45%.

Mr. Jennings commented, "We expect Fuel Specialties to have another solid year, and the turnaround in Performance Chemicals should begin building momentum. Longer term, these two segments, with their leading market positions and above-average growth rates, represent a strong platform that we expect to leverage both organically and through potential acquisitions. The Octane Additives segment will continue to decline in 2007 consistent with our expectations."

Revision to Classification of Certain Items

During the quarter, the Company revised the classification of certain shipping and handling costs and commission charges in its results for 2006 and comparable information for 2005.  Previously, these charges were netted off sales and are now charged to cost of goods sold and selling expenses, respectively.  This has no impact on 2006 or any prior periods' reported income before income taxes, net income, EBITDA, earnings per share, net cash provided by operating activities, any balance sheet category or previously issued guidance for 2006 or any prior periods.

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures consist of adjusted results of operations of the Company that exclude certain expenses, gains and losses that may not be indicative of the core operations of the Company. Excluded items include charges for interest, income taxes, amortization, depreciation and impairment of business goodwill. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided in the financial tables contained herein in the appendix to the earnings release dated February 7, 2007. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company's underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company's operations. While the Company believes that such measures are useful in evaluating the Company's performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company's performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA to GAAP net income in Schedule 2B below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with almost 1,000 employees in 23 countries. Innospec divides its operations into three distinct business areas: Fuel Specialties, Performance Chemicals, and Octane Additives. Together, the three businesses manufacture and supply a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec's Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's Performance Chemicals business includes a range of companies that manufacture performance chemicals used in the manufacture of such items as personal care products, household detergents and crop protection chemicals as well as in the plastics, paper, metal plating and oil industries. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements which address operating performance, events or developments that we expect or anticipate will occur in the future. Although such statements are believed by management to be reasonable when made, caution should be exercised not to place undue reliance on forward-looking statements, which are subject to certain risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, actual results may differ materially from those expressed or implied by such forward-looking statements and assumptions. Risks, assumptions and uncertainties include, without limitation, the outcome of the Company's disputes with Ethyl and the impact on the Company's tetra ethyl lead business related thereto, changes in the terms of trading with significant customers or gain or loss thereof, the effects of changing government regulations and economic and market conditions, competition and changes in demand and business and legal risks inherent in non-U.S. activities, including political and economic uncertainty, import and export limitations and market risks related to changes in interest rates and foreign exchange rates, government investigations, material fines or other penalties resulting from the Company's voluntary disclosure to the Office of Foreign Assets Control of the U.S. Department of the Treasury and other risks, uncertainties and assumptions identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and those identified in the Company's other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Kate Davison

Innospec Inc.

+44-151-348-5825

Kate.Davison@innospecinc.com

Mark Harrop

RF|Binder Partners

+1-212-994-7533

Mark.Harrop@RFBinder.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31		Twelve Months Ended December 31

	2006	2005	2006	2005
	(millions of dollars except per share data)

Net sales	$144.7	$144.2	$532.1	$564.8
Cost of goods sold	(98.2)	(93.2)	(345.4)	(364.7)
Gross profit	46.5	51.0	186.7	200.1

Selling, general and administrative	(30.5)	(29.3)	(99.0)	(108.2)
Research and development	(2.8)	(2.6)	(11.1)	(11.2)
Restructuring charge	(1.1)	(6.2)	(4.5)	(31.3)
Amortization of intangible assets	(3.2)	(3.2)	(12.7)	(12.7)
Impairment of Octane Additives business goodwill	(7.3)	(10.3)	(36.7)	(134.4)
Profit on disposals (net)	-	-	9.2	-
	(44.9)	(51.6)	(154.8)	(297.8)
Operating income / (loss)	1.6	(0.6)	31.9	(97.7)
Other net income / (expense)	3.7	(3.1)	6.8	(12.6)
Interest expense (net)	(1.7)	(2.1)	(6.8)	(7.6)
Income / (loss) before income taxes	3.6	(5.8)	31.9	(117.9)
Minority interest	-	-	(0.1)	(0.2)
Income taxes	(4.3)	(0.5)	(20.4)	(4.2)
(Loss) / income from continuing operations	(0.7)	(6.3)	11.4	(122.3)
Discontinued operations, net of tax	-	(1.1)	-	(1.4)
Net (loss) / income	$(0.7)	$(7.4)	$11.4	$(123.7)

(Loss) / earnings per share Basic	$(0.06)	$(0.61)	$0.94	$(10.00)
Diluted	$(0.06)	$(0.61)	$0.90	$(10.00)

Weighted average shares Basic	11,862	12,337	12,071	12,368
Outstanding in thousands Diluted	11,862	12,337	12,670	12,368

Revision to Classification of Certain Items

The classification of charges of $7.5 million and $8.5 million for the three months ended December 31, 2006 and 2005, respectively, has been revised from a reduction in net sales to an increase in costs of goods sold of $6.2 million and $6.0 million, respectively, and increase in selling expenses of $1.3 million and $2.5 million, respectively.

The classification of charges of $28.6 million and $37.1 million for the year ended December 31, 2006 and 2005, respectively, has been revised from a reduction in net sales to an increase in costs of goods sold of $23.1 million and $26.5 million, respectively, and increase in selling expenses of $5.5 million and $10.6 million, respectively.

Schedule 2A

INNOSPEC INC. AND SUBSIDIARIES

SEGMENTAL ANALYSIS
ANALYSIS OF BUSINESS UNIT RESULTS
	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
	(millions of dollars)

Net sales
Fuel Specialties	$94.1	$72.8	$311.3	$257.1
Performance Chemicals	30.3	27.6	120.4	109.4
Octane Additives	20.3	43.8	100.4	198.3
Total	144.7	144.2	532.1	564.8

Gross profit
Fuel Specialties	29.3	24.8	106.2	83.5
Performance Chemicals	5.8	3.7	22.7	17.6
Octane Additives	11.4	22.5	57.8	99.0
Total	46.5	51.0	186.7	200.1

Operating income
Fuel Specialties	8.6	6.2	45.7	26.2
Performance Chemicals	1.7	(0.1)	5.8	1.0
Octane Additives	5.9	14.9	34.5	69.2
FAS 87 pension (charge)	-	(0.4)	-	(1.7)
Corporate costs	(6.2)	(4.7)	(22.1)	(26.7)
Total	10.0	15.9	63.9	68.0

Restructuring charge	(1.1)	(6.2)	(4.5)	(31.3)
Impairment of Octane Additives business goodwill	(7.3)	(10.3)	(36.7)	(134.4)
Profit on disposals (net)	-	-	9.2	-
Operating income / (loss)	$1.6	$(0.6)	$31.9	$(97.7)

Schedule 2B
NON GAAP MEASURES
	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
	(millions of dollars)

Net (loss) / income	$(0.7)	$(7.4)	$11.4	$(123.7)
Interest expense (net)	1.7	2.1	6.8	7.6
Income taxes	4.3	0.5	20.4	4.2
Depreciation and amortization	6.9	7.7	26.3	27.4
Impairment of Octane Additives business goodwill	7.3	10.3	36.7	134.4
EBITDA	19.5	13.2	101.6	49.9

Fuel Specialties	9.3	7.7	48.6	30.2
Performance Chemicals	3.6	1.7	12.4	7.9
Octane Additives	9.3	18.6	47.6	82.5
Corporate	(5.3)	(4.4)	(18.4)	(25.2)
	16.9	23.6	90.2	95.4
Restructuring charge	(1.1)	(6.2)	(4.5)	(31.3)
Profit on disposals (net)	-	-	9.2	-
Other net income / (expense)	3.7	(3.1)	6.8	(12.6)
Minority interest	-	-	(0.1)	(0.2)
Discontinued operations, net of tax	-	(1.1)	-	(1.4)
EBITDA	$19.5	$13.2	$101.6	$49.9

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
	December 31 2006	December 31 2005
Assets	(millions of dollars)
Current assets
Cash and cash equivalents	$101.9	$68.9
Restricted cash*	-	4.3
Accounts receivable (less allowance	78.3	64.8
of $2.5 and $2.2 respectively)
Inventories	120.0	96.5
Prepaid expenses	5.1	5.3
Total current assets	305.3	239.8

Property, plant and equipment	66.5	67.3
Goodwill - Octane Additives	24.8	61.5
Goodwill - Other	139.0	138.9
Intangible assets	30.2	43.0
Prepaid pension asset	-	113.0
Deferred finance costs	1.6	2.1
Deferred income taxes	1.6	-
Other assets	-	9.7
	$569.0	$675.3
Liabilities and Stockholders' Equity
Accounts payable	$50.0	$54.5
Accrued liabilities	55.5	59.4
Accrued income taxes	14.7	-
Short term borrowings	15.1	14.5
Current portion of plant closure provisions	5.6	10.1
Current portion of deferred income	2.0	2.0
Total current liabilities	142.9	140.5
Long-term debt (net of current portion)	133.0	130.1
Plant closure provisions (net of current portion)	22.2	21.0
Deferred income taxes	-	41.9
Pension liability	22.5	-
Other liabilities	22.4	24.2
Deferred income (net of current portion)	0.9	2.9
Minority interest	0.1	0.3
Total Stockholders' Equity	225.0	314.4
	$569.0	$675.3

*As part of the consideration for Aroma Fine Chemicals the Company issued the vendors with GBP2.5m ($4.3m) of loan notes. Under the terms of the agreement the loan notes were secured by an equal amount of restricted cash in escrow. One tranche of GBP1.25m was paid in January 2006 and the remaining tranche of GBP1.25m was paid in October 2006.

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
	Twelve Months Ended December 31
	2006	2005
	(millions of dollars)
Cash Flows from Operating Activities

Net income / (loss)	$11.4	$(123.7)
Adjustments to reconcile net income / (loss) to cash provided by operating activities:
Depreciation and amortization	27.4	28.7
Impairment of Octane Additives business goodwill	36.7	134.4
Deferred income taxes	(2.0)	(5.0)
(Profit)/loss on disposal of property, plant and equipment	(9.2)	2.8
Changes in working capital	(39.5)	1.2
Income taxes and other current liabilities	20.9	(22.5)
Impairment of unconsolidated investments	-	6.6
Movement in plant closure provisions	(3.9)	2.1
Movement in pension prepayment	(3.0)	10.0
Stock option compensation charge	1.6	-
Movements in other non-current liabilities	(2.0)	11.3
Movement in deferred income	(2.0)	(2.1)
Net cash provided by operating activities	36.4	43.8

Cash Flows from Investing Activities

Capital expenditures	(7.6)	(8.3)
Proceeds on disposal of property, plant & equipment (net)	9.6	2.8
Business combinations, net of cash acquired	-	(22.3)
Disposal of unconsolidated investment	2.6	-
Net cash provided by / (used in) investing activities	4.6	(27.8)

Cash Flows from Financing Activities

Net increase in borrowings	7.8	20.3
Refinancing costs	(0.5)	(2.0)
Dividends paid	(1.9)	(1.7)
Issue of treasury stock	3.0	1.4
Repurchase of common stock	(15.6)	(2.5)
Minority interest	(0.2)	-
Net cash (used in) / provided by financing activities	(7.4)	15.5
Effect of exchange rate changes on cash	(0.6)	4.1
Net change in cash and cash equivalents	33.0	35.6
Cash and cash equivalents at beginning of year	68.9	33.3
Cash and cash equivalents at end of year	$101.9	$68.9

Amortization of deferred finance costs of $1.1m (2005 - $1.3m) are included in depreciation and amortization in the cash flow statement but in interest in the income statement.